Exhibit 10.23

AGREEMENT

THIS AGREEMENT, dated as of this 26th day of December, 2002, but to be effective January 1, 2003 (the “Effective Date”) is by and between Navigant International, Inc., a Delaware corporation (the “Company”), and C. Thomas Nulty (“Employee”).

RECITALS

The Company and the Employee executed an Employment Agreement dated May 17, 1999, which was amended by an Amendment to Employment Agreement dated January 22, 2001 (collectively, the “Prior Agreement”).

The Employee desires to resign his offices, duties, and responsibilities, and terminate his employment and retire. The Company will accept the Employee’s resignation, and wishes to help the Employee transition to retirement.

The Company and the Employee wish to enter into an agreement concerning the Employee’s retirement and resignation on the terms and conditions set forth herein, so that this Agreement (the “Agreement”) supersedes the Prior Agreement and, as of the Effective Date, becomes the sole agreement between the Company and the Employee regarding the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

AGREEMENTS

1. Resignation and Retirement. As of the Effective Date the Employee will resign as President and Chief Operating Officer, and as an officer and director of each subsidiary and affiliate of the Company of which he is currently serving as an officer and/ or director. The Company hereby accepts such resignations.

2. Position; Duties; and Employment prior to the Effective Date. From the date hereof through December 31, 2002, the Company will continue to employ the Employee as its President and Chief Operating Officer, on all terms and conditions set forth in the Prior Agreement, and such agreement shall govern and control the parties’ obligations, rights, and duties.

3. Termination of Prior Agreement. At 12:01 a.m. on the Effective Date, the Prior Agreement shall terminate, be of no further force and effect (except that the Company shall pay the Employee all amounts of accrued but unused Paid Time Off owed to him as of the Effective Date, and such payment shall be made with the first payment owed to the Employee under Section 4(a) of this Agreement), and this Agreement shall become effective, and shall be the sole agreement between the Company and the Employee, and shall govern and control the parties’ obligations, rights, and duties.

4. Compensation following the Effective Date. In consideration of the promises and covenants contained herein, and in consideration for the termination of the Prior Agreement, and in consideration of the Employee’s past services and accomplishments for the Company, the Company shall compensate Employee as follows:

(a) Payments. Beginning on the Effective Date, and for each year of the Term (as defined below), the Company shall pay the Employee an amount equal to the Employee’s current base salary, $286,000.00 per year. This amount shall be paid in twenty-six biweekly payments per year, in accordance with the Company’s standard payroll schedule. Such payments shall continue from the Effective Date until December 31, 2004 (such period referred to as the “Term”). In the event the Employee dies during the Term, the payments under this Section 4(a) shall be paid as directed by Employee in notice delivered to the Company; in the absence of any notice, such payments shall be made to the Employee’s estate or as directed by the Employee’s personal representative.

(b) Health Insurance Reimbursements. Upon the Effective Date, Employee shall become eligible for the continuation of his health insurance benefits, as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). For all periods in which the Employee is eligible for continuation of his health insurance benefits under COBRA, the Company shall reimburse the Employee the amount the COBRA premium exceeds the then current employee contribution charged by the Company to its employees for “family” coverage. Upon termination of the Employee’s eligibility for continuation of his health insurance coverage under COBRA, the Employee may obtain his own health insurance coverage (including coverage for spouse and dependents), substantially similar to the “family” coverage provided under COBRA, and the Company shall reimburse the Employee for the Excess Cost (as defined below) of such insurance. In any period in which the Employee is not eligible for continuation of his health insurance coverage under COBRA prior to December 31, 2004, Excess Cost shall mean the difference between the actual cost of such insurance and the then current employee contribution charged by the Company to its employees for “family” coverage. In any period in which the Employee is not eligible for continuation of his health insurance coverage under COBRA after December 31, 2004, but prior to June 30, 2006, Excess Cost shall mean the difference between the actual cost of such insurance and the then current COBRA premium charged under the Company’s health insurance plan for the continuation of “family” coverage. The payments to be made hereunder shall be made only for the benefit of the Employee, and shall not be made for the benefit of the Employee’s spouse or dependant children, even if a qualifying event occurs as to them, under which they would be eligible for continuation of health insurance benefits under COBRA. In such an event, any payments for the continuation of health insurance under COBRA, would be the responsibility of the affected spouse or child, and not of the Company.

(c) Miscellaneous Items. On the Effective Date, and without charge, the Company will transfer ownership of the laptop computer currently used by the Employee to the Employee. Prior to the Effective Date, the Employee shall deliver the laptop to the Company’s representatives so that they can delete or otherwise remove from the laptop any confidential or proprietary information belonging to the Company, and any program, utility, or component which can not be transferred to the Employee by law or by agreement. The Company shall also pay the reasonable cost of moving the Employee’s personal effects from his office in Denver to his home in Laguna Nigel, California, as well as the reasonable cost of moving those items selected by the Employee from the apartment formerly used by the Employee in Denver, Colorado, to the Employee’s home.

(d) Stock Options. All outstanding stock options currently held by Employee to purchase the Company’s Common Stock shall be fully vested on January 1, 2003, and shall expire ninety days thereafter, if not exercised prior thereto.

5. Expense Reimbursement. The Company shall reimburse Employee for (or, at the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services prior to the Effective Date, even if request for payment of such expenses is made after the Effective Date. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy, as well as applicable federal and state tax record keeping requirements. The obligation of reimbursement hereunder shall terminate if appropriate request for such reimbursement has not been made by March 1, 2003.

6. Termination; No Setoff.

(a) Upon the death of the Employee, the Company’s obligations under this Agreement shall immediately terminate (except for the obligation to make the payments provided in Section 4(a)), and all rights and obligations of the Employee under this Agreement shall cease.

(b) No Setoff. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or actions which the Company may have against Employee.

7. Restriction on Competition.

(a) During the Term, Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company’s or its Affiliates’ (as defined below) travel agency business, including the development, manufacture, marketing and transfer, whether by sale or license, of software for travel businesses (collectively, the “Travel Business”), within 100 miles of any location where the Company or its Affiliates conducts the Travel Business (the “Territory”);

(ii) call upon any Person who is, at that time, within the Territory an employee of the Travel Business for the purpose or with the intent of enticing such employee away from or out of the employ of the Travel Business;

(iii) call upon any Person who is or that is, at that time, or has been, within one year prior to that time, a customer of the Travel Business within the Territory for the purpose of soliciting or selling products or services in direct competition with the Travel Business within the Territory.

(iv) As used herein, “Affiliate” shall mean any company controlling, controlled by, or under common control with, the Company.

(b) Notwithstanding anything contained in this Section 7 to the contrary, the foregoing covenants shall not be deemed to prohibit Employee from (i) acquiring as an investment not more than one (1%) percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association, or (ii) being employed by or consulting with in any capacity any airline, cruise line, hotel, automobile rental, restaurant or resort company or enterprise.

(c) It is further agreed that, in the event that Employee enters into a business or pursues other activities that, at such time, are not in competition with the Travel Business, Employee shall not be chargeable with a violation of this Section 7 if the Company or its Affiliates subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee’s new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company or its Affiliates of such breach, Employee ceases the prohibited actions.

(d) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(e) All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by its Affiliates or the Company of such covenants; provided, however, that upon the failure of the Company to make any payments required under this Agreement, the Employee may, upon thirty (30) days’ prior written notice to the Company, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section 7. It is specifically agreed that the period of stated at the beginning of this Section 7, during which the agreements and covenants of Employee made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

(f) Employee has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its Affiliates, and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its Affiliates throughout the term of these covenants.

8. Announcements; Cooperation.

(a) On December 9, 2002, the Company and the Employee issued a press release announcing the Employee’s resignation and retirement. In response to any inquiry as to the status of the Employee, neither the Company nor the Employee shall respond other than as provided for in the press release, provided, however, that the Company may confirm to third parties upon the request of Employee, the dates of Employee’s employment at the Company, his titles and/or compensation.

(b) For a period of no more than six months from the Effective Date, the Employee shall consult and cooperate with the Chief Executive Officer regarding the operation of the Company, or any of its subsidiaries or affiliates, upon reasonable notice. Throughout the Term, the Employee will consult and cooperate with the Company, to the extent reasonably requested by the Company, without additional compensation, in respect of any litigation or claims now pending or subsequently commenced or made against the Company which relate to the period during which the Employee was employed by the Company and with respect to which the Employee had knowledge or involvement; provided, however, that (a) the Company shall provide Employee with reasonable notice of any request for consultation or assistance; and (b) such consultation or assistance will be given at such time or times as are reasonably convenient to both the Company and Employee and so as to not unduly interfere with any business activity of Employee. Employee shall perform any such consulting and cooperation duties at his place of residence, and shall not be required to provide services in any other location. Should the Employee agree to provide such services in any other location, the Company shall advance or reimburse to Employee any out-of-pocket costs incurred by him in rendering such consultation or assistance. Subject to the limitations of Section 7, nothing herein shall prohibit Employee from accepting or undertaking professional activities or any work for payment.

9. Confidential Information. Employee hereby agrees to hold in strict confidence and not to disclose to any third-party any of the valuable, confidential and proprietary business, financial, technical, economic, sales or other types of proprietary business information relating to the Company and its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the “Confidential Information”), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company and its Affiliates because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company’s and its Affiliates’ business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

10. Return of Company Property. Upon the Effective Date, Employee or Employee’s personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, its Affiliates or their respective representatives, vendors, or customers that pertain to the business of the Company or its Affiliates, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company or its Affiliates. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company or its Affiliates, as the case may be, and be subject at all times to their discretion and control.

11. Complete Agreement; Waiver; Amendment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

12. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Navigant International, Inc. 84 Inverness Circle East Englewood, CO 80112 Attn.: Chief Executive Officer

With a copy to:	Navigant International, Inc. 84 Inverness Circle East Englewood, CO 80112

Attn.: General Counsel

To Employee:	C. Thomas McNulty 17 Copps Hill Drive Laguna Niguel, CA 92677

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 12.

13. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

14. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 7 and 9 and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to seek specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

15. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the Company is located. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 14 above, from any court of competent jurisdiction, without the need to resort to arbitration.

16. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Colorado, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NAVIGANT INTERNATIONAL, INC.

By:
Edward S. Adams, Chief Executive Officer

EMPLOYEE:

C. Thomas Nulty